SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               OWENS & MINOR, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                              [OWENS & MINOR LOGO]




                                   NOTICE OF
                                     1999
                                ANNUAL MEETING
                                      AND
                                PROXY STATEMENT



            WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN PERSON, THE BOARD OF DIRECTORS URGES YOU TO SIGN AND
                   RETURN THE PROXY IN THE ENCLOSED ENVELOPE.





                              OWENS & MINOR, INC.
                                 4800 COX ROAD
                        GLEN ALLEN, VIRGINIA 23060-6292

                                            [OWENS & MINOR LOGO]

                                            4800 Cox Road, Post Office Box 27626
                                            Glen Allen, Virginia 23060-6292
                                            (804) 747-9794 FAX (804) 270-7281




March 11, 1999




Dear Shareholders:

     It is my pleasure to invite you to our Annual Meeting of Shareholders on Wednesday, April 28, 1999 at 10:00 a.m. The meeting will be held at the Virginia Historical Society, 428 North Boulevard, Richmond, Virginia. Directions are on the back of the Proxy Statement. Morning refreshments will be served.

     The primary business of the meeting will be to elect three directors and to ratify KPMG LLP as our independent auditors. In addition to considering these matters, we will review major developments since our last shareholders meeting as well as opportunities in 1999.

     Please complete, sign and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. All of us at Owens & Minor appreciate your continued interest and support.


            Warm regards,

            /s/ G. Gilmer Minor III
            -----------------------
            G. GILMER MINOR, III
            Chairman, President and
            Chief Executive Officer

PROXY STATEMENT
TABLE OF CONTENTS                                               PAGE
------------------------------------------------------------   -----

Notice of Meeting ..........................................     1
Questions and Answers ......................................     2
Board Meetings and Committees ..............................     3
Director Compensation ......................................     4
PROPOSAL 1 -- ELECTION OF DIRECTORS ........................     5
 Nominees for Election .....................................     5
 Directors Continuing in Office ............................     6
 Retiring Director .........................................     7
PROPOSAL 2 -- APPROVAL OF INDEPENDENT AUDITORS .............     8
Stock Ownership Information ................................     8
 Compliance with Section 16(a) Reporting ...................     8
 Stock Ownership Guidelines ................................     8
 Stock Ownership by Management .............................     9
Executive Compensation .....................................    10
 Summary Compensation Table ................................    10
 1998 Option Grants ........................................    11
 1998 Option Exercises and Year-End Option Values ..........    11
 Retirement Plans ..........................................    11
 Report of the Compensation & Benefits Committee ...........    12
 Comparison of Five-Year Cumulative Total Return ...........    15
 Severance Agreements ......................................    15


                             YOUR VOTE IS IMPORTANT


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.

                              [OWENS & MINOR LOGO]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                     TO BE HELD WEDNESDAY, APRIL 28, 1999



TO THE SHAREHOLDERS OF OWENS & MINOR:


     The Annual Meeting of Shareholders of Owens & Minor will be held on Wednesday, April 28, 1999 at 10:00 a.m. at the Virginia Historical Society, 428 North Boulevard, Richmond, Virginia.


     The purposes of the meeting are:


   1. To elect three directors to serve until the Annual Meeting of Shareholders in 2002;


   2. To ratify the appointment of KPMG LLP as independent auditors; and


   3. To transact any other business properly before the Annual Meeting.


     Shareholders as of March 2, 1999 will be entitled to vote at the Annual Meeting.


     Your attention is directed to the attached Proxy Statement. This Proxy Statement, proxy card and Owens & Minor's 1998 Annual Report are being distributed on or about March 11, 1999.



BY ORDER OF THE BOARD OF DIRECTORS


DREW ST. J. CARNEAL
Secretary

                              [OWENS & MINOR LOGO]




STREET ADDRESS                                  MAILING ADDRESS
4800 Cox Road                                   P.O. Box 27626
Glen Allen, Virginia 23060-6292                 Richmond, Virginia 23261-7626



                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 28, 1999



QUESTIONS AND ANSWERS



Q:     WHAT AM I VOTING ON?
A:     Proposal 1: The election of the following three directors, each for a three-year term:
       Vernard W. Henley, G. Gilmer Minor, III and Peter S. Redding.
       Proposal 2: Ratification of KPMG LLP as Owens & Minor's independent auditors.

Q:     WHO IS ENTITLED TO VOTE?
A:     Shareholders as of the close of business on March 2, 1999 (the Record Date) are entitled to vote. Each share of common stock is entitled to one vote.

Q:     HOW DO I VOTE?
A:     Vote by completing, signing and returning the enclosed proxy card. You may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy, (2) giving notice in writing to the Secretary of the Company or (3) voting in person at the meeting.

Q:     WHAT HAPPENS IF I DON'T MAKE SELECTIONS ON MY PROXY CARD?
A:     If you sign your proxy card, but do not make any selections, you give authority to the individuals designated on the proxy card to vote on the two proposals and any other matter that may arise at the meeting. All proxies will be voted in favor of the election of directors and in favor of the ratification of independent auditors unless otherwise indicated on the proxy card.

Q:     WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?
A:     Your shares are probably registered differently or are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. Please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, Bank of New York, at
       1-800-524-4458.

Q:     WHAT CONSTITUTES A QUORUM?
A:     As of March 2, 1999, 32,685,349 shares of Owens & Minor common stock were issued and outstanding.
       A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is required to conduct the Annual Meeting. If you vote by proxy card, you will be considered part of the quorum. Abstentions and shares held by brokers that are voted on any matter are included in the quorum.


Q:     WHICH SHAREHOLDERS OWN AT LEAST 5% OF OWENS & MINOR?
A:     Westport Asset Management, Inc. (253 Riverside Avenue, Westport, CT 06880) owned 2,976,450 shares, or 9.11%, as of February 16, 1999.

       Wellington Management Company, LLP (75 State Street, Boston, MA 02109) owned 2,896,300 shares, or 8.86%, as of December 31, 1998.

       Valenzuela Capital Partners LLC (1270 Avenue of the Americas, Suite 508, New York, NY 10020)
       owned 2,211,350 shares, or 6.77%, as of February 1, 1999.

Q:     WHAT PERCENTAGE OF OWENS & MINOR STOCK IS OWNED BY ITS DIRECTORS AND OFFICERS?
A:     As of March 2, 1999, approximately 5.5%.

Q:     WHEN ARE THE YEAR 2000 SHAREHOLDER PROPOSALS DUE?
A:     Shareholder proposals must be submitted in writing by December 11, 1999 to Drew St.J. Carneal,
       Senior Vice President, General Counsel, Owens & Minor, 4800 Cox Road, Glen Allen, VA 23060.
       Shareholder recommendations for director-nominees must be accompanied by a consent of the nominee to serve if elected and set forth the following:

        (i)  the name and address of the nominating shareholder and each proposed nominee;
        (ii) the number of shares of common stock owned by the nominating shareholder and each nominee;
             and
       (iii) such other information about each nominee as is required by rules of the Securities and Exchange
             Commission to be disclosed in a proxy statement.

Q:     WHAT ARE THE COSTS OF SOLICITING PROXIES?
A:     Owens & Minor will pay all costs of this proxy solicitation. Corporate Investor Communications has been retained to aid in the distribution and solicitation of proxies for approximately $4,000 plus expenses. The Company will reimburse stockbrokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials.


BOARD MEETINGS AND COMMITTEES


     The Board of Directors held nine meetings during 1998. All directors attended at least 75% of the total meetings of the Board of Directors and any committees on which they serve.

     The Board of Directors has the following committees:

     EXECUTIVE COMMITTEE: Exercises limited powers of the Board when the Board is not in session.

     AUDIT COMMITTEE: Oversees the Company's financial reporting and internal control structure and serves as a direct line of communication among the Company's independent auditors, Internal Audit Department and the Board. Recommends the Company's independent auditors. All members are non-employee directors.

     COMPENSATION & BENEFITS COMMITTEE: Administers executive compensation programs, policies and practices. Advises the Board on salaries and compensation of the executive officers and makes other studies and recommendations concerning compensation and compensation policies. All members are non-employee directors.

     GOVERNANCE & NOMINATING COMMITTEE: Considers and recommends nominees for election as directors and officers. Reviews and evaluates the procedures, practices and policies of the Board and its members. All members are non-employee directors.

     STRATEGIC PLANNING COMMITTEE: Reviews and makes recommendations for the strategic direction of the Company.

                          BOARD COMMITTEE MEMBERSHIP


                                                  COMPENSATION &                   GOVERNANCE &     STRATEGIC
         DIRECTOR             BOARD     AUDIT        BENEFITS        EXECUTIVE      NOMINATING      PLANNING
 G. Gilmer Minor, III           X                                        X*                             X
 Henry A. Berling               X                                        X                              X
 Josiah Bunting, III            X         X                                                             X
 R. E. Cabell, Jr., Esq.        X         X*                             X
 James B. Farinholt, Jr.        X         X                              X                              X*
 Vernard W. Henley              X         X              X                               X
 E. Morgan Massey               X                        X                               X              X
 James E. Rogers                X                        X*              X                              X
 James E. Ukrop                 X                        X                                              X
 Anne Marie Whittemore          X                        X               X               X*
 No. of meetings in 1998        9         4              4               4               3              1

     *Chairperson


DIRECTOR COMPENSATION


     EMPLOYEE DIRECTORS receive no additional compensation other than their normal salary for serving on the Board or its committees.

     NON-EMPLOYEE DIRECTORS receive the following annual cash and stock compensation:



                          DIRECTOR COMPENSATION TABLE


                    TYPE OF COMPENSATION                            CASH                 STOCK
     Annual Retainer                                             $  10,000*    $ 10,000*
     Additional Retainer for Committee Chair                     $   3,000*
     Board or Committee Attendance Fee (per meeting)             $   1,000*
     Board or Committee Telephone Conference (per meeting)       $     500*
     Stock Options                                                             Option for 3000 shares

     *Effective April 28, 1999, director compensation will be increased to the following amounts: Annual Retainer (cash), $12,500; Annual Retainer (stock), $12,500; Additional Retainer for Committee Chair, $3,500; Board or Committee Attendance Fee (per meeting), $1,200; Board or Committee Telephone Conference (per meeting), $600.

     Directors may defer the receipt of all or part of their directors fees. Amounts deferred are "invested" in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the common stock and (ii) an account based upon the current interest rate of the Company's fixed income fund in its 401(k) plan. Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director. Directors are also permitted to receive payment of their director fees in common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes for purposes of election. One class is elected at each Annual Meeting to serve for a three-year term. Three directors will be elected at the Annual Meeting to serve for a three-year term expiring at the Company's Annual Meeting in the year 2002. Each nominee has agreed to serve if elected. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board.

     Unless otherwise directed, a proxy will be voted for the nominees shown below. Each nominee must be elected by a plurality of shares voted in this election. Votes that are withheld and broker shares that are not voted in the election of directors will not be included in determining the number of votes cast.

     Information on each nominee and continuing director, including age and principal occupation during the past five years, is set forth below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE AS DIRECTOR.


NOMINEES FOR ELECTION

FOR THREE-YEAR TERM EXPIRING IN 2002:




[PHOTO] VERNARD W. HENLEY, 69, is Chairman of the Board and Chief Executive Officer of Consolidated Bank and Trust Company, Richmond, Virginia. Mr. Henley has been a director since 1993.

[PHOTO] G. GILMER MINOR, III, 58, is Chairman, President and Chief Executive Officer of Owens & Minor. Mr. Minor also serves on the Boards of Directors of SunTrust Banks, Inc. and Richfood Holdings, Inc. Mr. Minor has been a director since 1980.

[PHOTO] PETER S. REDDING, 60, is President and Chief Executive Officer of Standard Register. From January to December 1994, Mr. Redding was Executive Vice President and Chief Operating Officer of Standard Register. Mr. Redding also serves on The Boards of Directors of KeyBank (Dayton, OH), The Victoria Theatre Association, The Human Race Theatre, The Children's Medical Center Foundation, the Ohio Foundation of
                  Independent Colleges and Projects Unlimited. Mr. Redding would join the Board as a new director of Owens & Minor.

DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRING IN 2001:

[PHOTO] E. MORGAN MASSEY, 72, is Chairman of Inter-American Coal, N.V. and Chairman Emeritus of A.T. Massey Coal Company,
                  Inc., both coal companies. Mr. Massey also serves as Chairman of the Massey Cancer Center Advisory Board, Richmond, Virginia, and is a member of the Board of Directors of VCU Engineering School Foundation. He is also Vice Chairman of the Marine Advisory Council of the Virginia Institute for Marine Science. Mr. Massey has been a director since 1988.

[PHOTO] JAMES B. FARINHOLT, JR., 64, is Special Assistant to the President of Virginia Commonwealth University for Economic Development, advising on campus expansion and commercial-ization of scientific discoveries. From 1978 to 1995, Mr. Farinholt served as President of Galleher & Company, Inc., an investment company, which he sold. Mr. Farinholt has been a director since 1974.

[PHOTO] ANNE MARIE WHITTEMORE, 53, is a partner in the law firm of McGuire, Woods, Battle & Boothe, L.L.P. Mrs. Whittemore also serves on the Boards of Directors of Fort James Corporation, T. Rowe Price Associates, Inc. and Albemarle Corporation. Mrs. Whittemore has been a director since 1991.

[PHOTO] HENRY A. BERLING, 56, is Executive Vice President, Partnership Development of Owens & Minor and has served in this position since 1995. From 1996 to 1998, Mr. Berling also served as the Company's Chief Sales Officer. Mr. Berling served as Executive Vice President, Sales and Customer Development from 1994 to 1995. Mr. Berling has been a director since 1998.

TERMS EXPIRING IN 2000:

[PHOTO] JOSIAH BUNTING, III, 58, is Superintendent of the Virginia Military Institute, Lexington, Virginia. From 1987 to 1995, he served as Headmaster of The Lawrenceville School. General Bunting has been a director since 1995.

[PHOTO] JAMES E. UKROP, 61, is Chairman of Ukrop's Super Markets, Inc., a retail grocery chain, and Chairman of First Market Bank. Mr. Ukrop also serves on the Boards of Directors of Richfood Holdings, Inc.and Legg Mason, Inc. Mr. Ukrop has been a director since 1987.

[PHOTO] JAMES E. ROGERS, 53, is President of SCI Investors Inc, a private equity investment firm. Mr. Rogers also serves on the Boards of Directors of Wellman, Inc. and Caraustar Industries, Inc. Mr. Rogers has been a director since 1991.

RETIRING DIRECTOR

Effective at the Annual Meeting, Mr. Cabell will retire as a director because he has reached our mandatory retirement age. The Company gratefully acknowledges Mr. Cabell's 37 years of service and dedication to Owens & Minor.

[PHOTO] R.E. CABELL, JR., ESQ., 75, is retired (Of Counsel) from the law firm of Williams, Mullen, Christian & Dobbins. Mr. Cabell also serves on the Board of Directors of The C.F. Sauer Company and is a Trustee of Hampden-Sydney College. Mr. Cabell has been a director since 1962.

PROPOSAL 2: APPROVAL OF INDEPENDENT AUDITORS


     The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP to serve as the Company's independent auditors for 1999, subject to ratification by the shareholders. Unless otherwise directed, a proxy will be voted for the ratification of the appointment of KPMG LLP as independent auditors of the Company.

     Representatives of KPMG LLP will be present at the Annual Meeting to answer questions and to make a statement, if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS OWENS & MINOR'S INDEPENDENT AUDITORS FOR 1999.



STOCK OWNERSHIP INFORMATION


COMPLIANCE WITH SECTION 16(A) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports with the Securities and Exchange Commission (SEC) of holdings and transactions in the Company's common stock. Based on the Company's records and information provided by the directors and officers, the Company believes that the filing requirements were satisfied in 1998, except that an option grant to Gloria Farrow, Senior Vice President and Managing Director, Human Resources, was reported late due to a Company reporting error.


STOCK OWNERSHIP GUIDELINES

     Under the Company's Management Equity Ownership Program adopted in 1997, officers are expected, over a five-year period, to achieve the following levels of ownership of common stock:



                    Officer                       Value of Common Stock Owned
----------------------------------------------   ----------------------------
          Chief Executive Officer                     4.0 x Base Salary
          Executive Vice Presidents                   2.0 x Base Salary
          Senior Vice Presidents                      1.5 x Base Salary
          Vice Presidents, Group and Regional
            Vice Presidents                           1.0 x Base Salary

     In addition, the Board of Directors adopted a policy in 1997 that each director achieve, over a five-year period, a level of ownership in common stock equal to at least five times the annual retainer fee (including both cash and stock retainer).

STOCK OWNERSHIP BY MANAGEMENT


     This table shows as of March 2, 1999 the number of shares of common stock beneficially owned by each director and nominee, the Company's five most highly compensated officers and all current executive officers and directors of the Company as a group.




                                                                     SOLE VOTING                   AGGREGATE
                            NAME OF                                AND INVESTMENT                  PERCENTAGE
                        BENEFICIAL OWNER                              POWER(1)        OTHER(2)       OWNED
 G. Gilmer Minor, III                                                   715,817        13,976          2.2%
 Henry A. Berling                                                       406,317         8,457          1.3%
 Josiah Bunting, III                                                      9,135             0            *
 R. E. Cabell, Jr.                                                       89,103         8,655            *
 James B. Farinholt, Jr.                                                 20,699             0            *
 Vernard W. Henley                                                       14,849           750            *
 E. Morgan Massey                                                       210,696        23,000            *
 Peter S. Redding                                                             0             0            *
 James E. Rogers                                                         23,693             0            *
 James E. Ukrop                                                          55,014             0            *
 Anne Marie Whittemore                                                   21,413           225            *
 Craig R. Smith                                                         139,202            45            *
 Ann Greer Rector                                                        48,630         2,342            *
 Drew St.J. Carneal                                                      93,283         2,191            *
 All Executive Officers and Directors as a group (26 persons)         2,167,072        58,157          5.5%

     *Represents less than 1% of the total number of shares outstanding.


     (1) Includes 808,262 shares which certain officers and directors of the Company have the right to acquire through the exercise of stock options within 60 days following March 2, 1999. Stock options exercisable within 60 days of March 2, 1999 for each of the Named Executive Officers are as follows: Mr. Minor 190,000, Mr. Smith 107,750, Mr. Berling 80,000, Mrs. Rector 41,100, Mr.
Carneal 61,500.


     (2) Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; (c) shares held by the 401(k) plan; and (d) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE


     This table shows for each of the past three years the compensation paid by the Company to its five most highly compensated officers (Named Executive Officers).



                                               ANNUAL COMPENSATION                 LONG-TERM COMPENSATION (1)
                                                                                      AWARDS
                                                                   OTHER      RESTRICTED   SECURITIES
                                                                  ANNUAL         STOCK     UNDERLYING    ALL OTHER
                                                               COMPENSATION     AWARDS       OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR   SALARY ($)   BONUS ($)      ($)(2)        ($)(3)       (#)(4)        ($)(5)
 G. Gilmer Minor, III         1998     $503,462    $118,125             --     $239,532     50,000        $36,724
 Chairman, President &        1997      476,926     110,000             --      227,500     50,000         35,921
 Chief Executive Officer      1996      409,619           0             --            0     45,000         33,217

 Craig R. Smith               1998      266,676      65,314             --       60,202     25,000         18,807
 Executive Vice President     1997      262,062      64,974             --       47,380     20,000         17,978
 Chief Operating Officer      1996      231,620           0             --            0     20,000         15,563

 Henry A. Berling             1998      266,676      61,145             --       70,873     25,000         21,199
 Executive Vice President     1997      256,369      60,996             --       68,289     25,000         20,706
 Partnership Development      1996      223,789           0             --            0     15,000         15,133

 Ann Greer Rector             1998      226,246      52,820             --       24,266     15,000         10,240
 Senior Vice President        1997      201,539      52,875             --       17,043     15,000          9,602
 Chief Financial Officer      1996      159,866           0             --            0     15,000          2,777

 Drew St.J. Carneal           1998      182,630      47,549             --       40,417     15,000          5,006
 Senior Vice President        1997      178,800      41,860             --       37,765     15,000          4,791
 General Counsel & Secretary  1996      167,633           0             --            0     15,000          2,894


     (1) The Company has no Long-Term Incentive Plans as defined by applicable SEC rules.

     (2) None of the Named Executive Officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for fiscal years 1998, 1997 or 1996.

     (3) Of the total Restricted Stock awards for 1998, the following amounts were awarded to the Named Executive Officer for achieving his or her stock ownership requirement under the Management Equity Ownership Program:

       Mr. Minor   $210,000                   Mrs. Rector                $11,061
       Mr. Smith   $ 43,873                   Mr. Carneal                $28,529
       Mr. Berling $ 55,586

     Aggregate restricted stock holdings and values at December 31, 1998 for the Named Executive Officers are as follows. Dividends are paid on restricted stock at the same rate as all shareholders of record.

       Mr. Minor  29,891 shares, $470,783     Mrs. Rector  3,329 shares, $52,432
       Mr. Smith   6,593 shares, $103,840     Mr. Carneal  4,784 shares, $75,348
       Mr. Berling 8,759 shares, $137,954

     (4) No SARs were granted in 1998, 1997 or 1996.

     (5) Includes for each officer Company contributions to the following:


                   401(k) Plan     Stock Purchase Plan     Company-Owned Life Insurance
                  -------------   ---------------------   -----------------------------
  Mr. Minor           $5,000               $720                      $31,004
  Mr. Smith            5,000                225                       13,582
  Mr. Berling          5,000                  0                       16,199
  Mrs. Rector          4,286                720                        5,234
  Mr. Carneal          4,286                720                            0

1998 OPTION GRANTS

     This table shows options granted during 1998 to the Named Executive Officers. The Company granted no SARs during 1998.



                                                INDIVIDUAL GRANTS(1)                             VALUE(2)
                             NUMBER OF
                            SECURITIES        % OF TOTAL
                            UNDERLYING     OPTIONS GRANTED     EXERCISE OR
                              OPTIONS        TO EMPLOYEES      BASE PRICE     EXPIRATION        GRANT DATE
          NAME                GRANTED       IN FISCAL YEAR     ($/SHARES)        DATE        PRESENT VALUE ($)
  G. Gilmer Minor, III       50,000              9.91%         $  13.5625      2/02/08           $204,500
  Craig R. Smith             25,000              4.96%            13.5625      2/02/08            102,250
  Henry A. Berling           25,000              4.96%            13.5625      2/02/08            102,250
  Ann Greer Rector           15,000              2.97%            13.5625      2/02/08             61,350
  Drew St.J. Carneal         15,000              2.97%            13.5625      2/02/08             61,350

     (1) The vesting schedule is as follows: 40% on 2/2/99; 30% on 2/2/00; and 30% on 2/2/01.

     (2) Based upon Black Scholes option valuation model. Assumptions include a risk-free interest rate of 4.7%, annual dividend yield of 1.47%, an average period outstanding of 4.1 years and expected volatility of approximately 35.11%.



1998 OPTION EXERCISES AND YEAR-END OPTION VALUES

     This table shows for the Named Executive Officers any options exercised during 1998 and unexercised options held on December 31, 1998. There were no SARs exercised during 1998 or outstanding on December 31, 1998. Value of unexercised options is calculated using the difference between the option exercise price and $15.75 (year-end stock price) multiplied by the number of shares underlying the option.



                            SHARES                       NUMBER OF SECURITIES                    VALUE OF
                           ACQUIRED                     UNDERLYING UNEXERCISED           UNEXERCISED IN-THE-MONEY
                             UPON         VALUE           OPTIONS AT YEAR END              OPTIONS AT YEAR END
          NAME             EXERCISE     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
 G. Gilmer Minor, III            0      $      0       141,500          93,500           $152,251        $227,406
 Craig R. Smith             10,500        73,941        85,750          43,000            128,489         103,063
 Henry A. Berling           22,500       211,883        58,000          44,500             63,456         109,344
 Ann Greer Rector                0             0        28,500          28,500             97,519          78,544
 Drew St.J. Carneal         22,500       150,008        46,500          28,500             48,709          69,094

RETIREMENT PLANS

     PENSION PLAN. The Company provides retirement benefits under a defined benefit pension plan to substantially all employees who had earned benefits as of December 31, 1996. Benefits under the pension plan are based upon both length of service and compensation and are determined under a formula based on an individual's earnings and years of credited service. Funding is determined on an actuarial basis. Effective December 31, 1996, participants in the pension plan ceased to accrue additional benefits; provided, however, that participants who have completed at least five years of service as of January 1, 1997 and whose age plus years of service equaled at least 65 continue to earn an accrued benefit until the earlier of (i) December 31, 2001 or (ii) until retirement, death or termination of employment (with the exception of certain highly compensated employees if the pension plan does not meet certain coverage requirements of the Internal Revenue Code).

     The following table shows estimated annual benefits payable under the pension plan at normal retirement age of 65 years based on the specified remuneration and years of service:



                          AVERAGE STRAIGHT LIFE ANNUITY BENEFITS BASED
                                  ON YEARS OF CREDITED SERVICE
     AVERAGE
 COMPENSATION(1)    15 YRS.     20 YRS.     25 YRS.     30 YRS.      35 YRS.
  200,000           32,055       41,674      51,293      60,912      70,531
  250,000           36,265       48,364      60,462      72,561      84,660
  300,000           39,736       54,315      68,893      83,472      98,050
  350,000           43,208       60,266      77,325      94,383     111,441
  400,000           46,680       66,218      85,756     105,294     124,832
  450,000           50,151       72,169      94,187     116,205     130,000
  500,000           53,623       78,121     102,618     127,116     130,000
  550,000           57,095       84,072     111,049     130,000     130,000
  600,000           60,566       90,023     119,480     130,000     130,000
  650,000           64,038       95,975     127,911     130,000     130,000
  700,000           67,510      101,926     130,000     130,000     130,000
  750,000           70,981      107,878     130,000     130,000     130,000

     (1) Average compensation represents compensation based upon a benefit formula applied to an employee's career average earnings, which approximates the amount of salary set forth in the Summary Compensation Table. The maximum amount of covered compensation is $160,000, or some other amount as may be determined by the Secretary of Treasury pursuant to Section 401(a)(17) of the Internal Revenue Code.

     Benefits are computed on a straight-life annuity basis, and are not subject to offset for Social Security benefits or other amounts. The years of service credited for the Named Executive Officers under the pension plan are presently as follows: Mr. Minor, 35 years; Mr. Smith, 7 years; Mr. Berling, 32 years; Mrs. Rector, 0 years; and Mr. Carneal, 10 years.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company provides supplemental retirement benefits to certain employees selected by the Compensation & Benefits Committee under the Supplemental Executive Retirement Plan (SERP). The SERP entitles participants to receive a specified percentage of the participant's average base monthly salary during the five years preceding his or her retirement (in the case of the Named Executive Officers, 65%) reduced by the benefit payable under the pension plan and Social Security. The estimated annual benefits payable under the SERP upon retirement at normal retirement age for the Named Executive Officers are: Mr. Minor $237,666, Mr. Smith $144,524, Mr. Berling $111,673, Mrs. Rector $128,970, Mr. Carneal $86,747.


REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

     The Compensation & Benefits Committee (Compensation Committee) is comprised of five outside directors who are not current or past employees of the Company. The primary functions of the Compensation Committee are to oversee the design and competitiveness of the Company's total compensation program, to evaluate the performance of the Company's senior executives and approve related compensation actions, and to administer the Company's compensation plans for employees who are subject to Section 16 of the Securities Exchange Act of 1934, in accordance with the terms of each respective plan. The Compensation Committee met four times during 1998.


EXECUTIVE COMPENSATION PHILOSOPHY

     The Compensation Committee's philosophy is to establish and maintain programs and practices that promote achievement of the Company's strategic objectives, provide rewards that reflect the Company's performance and align executives' financial interests with those of shareholders. Compensation for executives is therefore based upon measures of the Company's financial performance and strategic results that are intended to lead to the creation of shareholder value. The Compensation Committee also strives to maintain market competitive compensation levels and therefore regularly evaluates executive compensation levels through comparisons against the peer companies reflected in the Performance Graph of this proxy statement, and other companies of similar size and operating characteristics. Base salary levels generally are targeted at competitive market averages for like experienced executives. Annual incentive compensation opportunities, when combined with base salaries, are intended to fully reach competitive average total cash compensation levels as warranted by the Company's and the individual officer's performance. Longer-term incentive compensation opportunities, such as stock options, link executive compensation with achievement of strategic objectives and shareholder value growth. This combination is intended to focus management on the annual and longer-term success of the Company.

     The Compensation Committee recognizes it may sometimes be necessary to sacrifice short-term financial performance to obtain longer-term business success. This belief leads the Compensation Committee to regularly monitor the balance between annual and longer-term rewards, and act as needed to encourage meaningful levels of share ownership among executives. The Management Equity Ownership Program for the Company's officers works to further align the interests of executives and shareholders.

     Executive base salaries were adjusted in 1998 to maintain competitive pay levels consistent with the Compensation Committee's compensation philosophy. The base salary for the Chief Executive Officer increased 5% over the 1997 level. Base salaries for the other Named Executive Officers increased an average of 4.7% over 1997 levels.


COMMITTEE PROCESS AND ANNUAL INCENTIVE PLAN

     Early each year the Compensation Committee meets to review key aspects of the upcoming year's business plan and to establish Annual Incentive Plan goals for each corporate officer, including the Chief Executive Officer, executive and senior vice presidents and vice presidents. Goals under this plan are weighted to reflect their importance and contribution to desired Company and shareholder outcomes. The 1998 Annual Incentive Plan goals for named executives were based on results in two areas: the Company's earnings per share (EPS) achievement and pre-established personal performance objectives. These goals were weighted two-thirds based on EPS and one-third on personal performance for the Chief Executive Officer and each of the other Named Executive Officers. The Compensation Committee receives periodic updates during the year on business performance in relation to incentive plan goals, particularly with respect to senior executives. Discussions of management contribution and performance are the norm, not the exception, in Compensation Committee meetings.

     At the close of each year, the Compensation Committee meets to discuss financial and other performance compared to Annual Incentive Plan goals and longer-term strategic business goals. These longer-term business goals center around the Company's strategic objectives to remain customer oriented in everything it does and to actively evolve its business consistent with the service needs of customers and the Company's markets. In deciding the level of annual salary increases, incentive payments and granting of stock options, the Compensation Committee looks to the Chief Executive Officer for recommendations on senior executives and then meets privately, without the presence of management, including the Chief Executive Officer in relation to his own compensation, to determine compensation actions. The Compensation Committee's decision-making process is benefited by input from the Company's Human Resources Department, and periodically from outside advisors, to maintain the desired level of competitiveness and technically sound compensation and benefit programs.

     The loss in 1998 of Columbia/HCA as a customer was moderated by the aggressive actions of management to add new business with favorable terms. These efforts kept Company sales in 1998 level with 1997 at $3.1 billion, and net income excluding the non-recurring restructuring charge due to the Columbia/HCA loss was $26.8 million versus $24.3 million in 1997. Net income per common share was $.75 compared to $.60 in 1997.

     The maximum cash award payable under the Company's Annual Incentive Plan to the Chief Executive Officer for full attainment of EPS and personal performance goals would be 50% of his base salary. An annual incentive cash award in the amount of $118,125, or 22.5% of base salary, was paid to the Chief Executive Officer for 1998 performance.

     Under the Company's Annual Incentive Plan, executives are also eligible to receive a bonus of common stock equivalent to an additional 25% of the cash incentive payment. The shares are restricted and vest provided the officer maintains a continuous employment relationship with the Company for the following three years. The restricted stock bonus for Named Executive Officers is dependent on performance against the same goals as for the Annual Incentive Plan. The Chief Executive Officer and other Named Executive Officers each received a restricted stock bonus equal to 25% of the cash annual incentive award paid for 1998 performance. The value of restricted stock provided to the Chief Executive Officer was $29,532.


LONG-TERM INCENTIVE PLAN

     Each year the Compensation Committee considers the desirability of granting senior executives awards under the Company's stock option plan. The plan provides for the use of non-qualified stock options, incentive stock options and stock appreciation rights. The Compensation Committee's decision to grant stock options is discretionary and largely determined by key financial performance measures and strategic accomplishments, though no specific performance targets are applied for this purpose. Option grant decisions may also be based upon outstanding individual performance, job promotions and greater responsibility within the Company. Stock option levels are a component of competitive total compensation and include such considerations as salary grade levels, responsibility levels and expectations of future impact on overall Company performance. The Compensation Committee believes stock option grants have historically been effective in helping to focus executives on enhancing long-term profitability and shareholder value. The Compensation Committee granted 50,000 stock options to the Chief Executive Officer in 1998 to encourage future growth in shareholder returns. Grants were also provided to the other Named Executive Officers. The Compensation Committee does not specifically consider the number of options currently held by an officer in determining current option grant levels.


MANAGEMENT EQUITY OWNERSHIP PROGRAM

     As stated earlier, in 1997 the Compensation Committee approved the Management Equity Ownership Program for members of the management team, including each of the Named Executive Officers. This program is intended to strengthen the alignment of management and shareholder interests by creating meaningful levels of stock ownership by management. An ownership target has been determined for each level of the management team. These targets range from four times salary for the Chief Executive Officer to one times salary for Regional Vice Presidents. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the 401(k) Plan and Stock Purchase Plan and restricted stock holdings. Participants are given a five year period to progress to the full target ownership amount with interim ownership requirements to meet each year. During the initial investment phase, 4% of any 1998 salary increase was delivered in the form of restricted stock. Participants have the option to receive a portion of their annual cash incentive award in restricted stock to help meet their equity investment requirements. In addition, a 10% annual equity ownership dividend is paid on all common stock owned up to the participant's full target level. The dividend is paid in the form of restricted stock and will vest five years after grant if the desired ownership level is achieved and maintained. If a participant's ownership falls below the desired ownership level, a portion of his or her annual bonus and/or salary increase, if earned, will be paid in the form of restricted stock and dividend shares will be forfeited until the required ownership level is met. During 1998, 4% of the Chief Executive Officer's salary increase was paid in the form of restricted stock and an annual dividend of 13,254 restricted shares was granted.


CORPORATE TAX CONSIDERATIONS

     Congress passed a law effective in 1994, covered in Section 162(m) of the Internal Revenue Code, that disallows corporate tax deductions for executive compensation in excess of $1 million for "proxy table" executives. This law does allow for certain exemptions to the deduction cap, including pay plans that depend on formulas rather than discretion and therefore are "performance-based."

     All current executive compensation is fully deductible. The Compensation Committee intends for the Company's pay plans and actions to be performance-based and therefore fully eligible for compensation expense deductions.

     The foregoing report has been furnished by Mrs. Whittemore and Messrs. Henley, Massey, Rogers (Chairman) and Ukrop.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following performance graph compares the performance of the Company's common stock to the S&P 500 Index and a Peer Group (which includes the Company and the companies listed below) for the last five years. The graph assumes that the value of the investment in the common stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.


                        5-YEAR TOTAL SHAREHOLDER RETURN

                                    [GRAPH]





                           Dec-93     Dec-94     Dec-95     Dec-96     Dec-97   Dec-98
  Owens & Minor, Inc.        100         94         85         70        100      110
  S&P 500                    100        101        139        171        229      294
  Industry Peer Index        100        102        137        181        244      310

     The Peer Group selected for purposes of the above graph consists of companies engaged in the business of distribution, and includes Owens & Minor, Inc., Arrow Electronics Inc., Bergen Brunswig Corp., Bindley Western Industries, Cardinal Health, Inc., Hughes Supply Inc., Moore Medical Corp., Nash Finch Company, Richfood Holdings, Inc., United Stationers Inc. and VWR Scientific Products Corp.


SEVERANCE AGREEMENTS

     The Company has entered into Severance Agreements with certain officers in order to encourage key management personnel to remain with the Company and to avoid distractions regarding potential or actual changes in control of the Company.

     The Severance Agreements provide for the payment of a severance benefit if the officer's employment with the Company is terminated for any reason (other than as a consequence of death, disability or normal retirement) within two years after a change in control. For the Named Executive Officers, the severance benefit is equal to 2.99 times the officer's annual base salary plus bonus.

     Each Severance Agreement continues in effect through December 31, 1999, and unless notice is given to the contrary, the term is automatically extended for an additional year at the end of each year.


March 11, 1999


BY ORDER OF THE BOARD OF DIRECTORS



DREW ST. J. CARNEAL
Secretary

                                 Directions to
              Owens & Minor, Inc. Annual Meeting of Shareholders
                   Wednesday, April 28, 1999 --  10:00 a.m.
                          Virginia Historical Society
                              428 North Boulevard
                              Richmond, Virginia





The Boulevard is Exit 78 on both I-64 and I-95:


        From Washington DC, follow I-95 South to the exit.
        From Petersburg, follow I-95 North.
        From Charlottesville, follow I-64 East.
        From Norfolk and the Airport, follow I-64 West.


Take the Boulevard south just past Kensington Avenue, turn right into the Virginia Historical Society. Parking is available behind the building and in the adjacent Virginia Museum parking lot.

                               OWENS & MINOR, INC.

                                   P R O X Y

   Solicited by the Board of Directors for the Annual Meeting of Shareholders

     The undersigned hereby appoints Henry A. Berling, James B. Farinholt, E. Morgan Massey and Anne Marie Whittemore (and if the undersigned is a proxy, the substitute proxy) and each of them with power of substitution, the proxies of the undersigned to vote all shares held of record on March 2, 1999 by the undersigned as directed on the reverse side and in their discretion on all other matters which may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc., to be held on April 28, 1999 at 10:00 A.M. at the Virginia Historical Society, 428 North Boulevard, Richmond, Virginia, and any adjournments or postponements thereof.

     The undersigned directs said proxies to vote as specified upon the Items shown herein which are referred to in the Notice of Annual Meeting and as set forth in the Proxy Statement.

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

                     (Continued and to be dated and signed on the reverse side.)

                                          OWENS & MINOR, INC.
                                          P.O. BOX 11421
                                          NEW YORK, N.Y. 10203-0421


[    ]

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1. Election of Directors   FOR all nominees  [X]      WITHHOLD AUTHORITY to   [X]         FOR ALL EXCEPT      [X]
                                                      vote for all nominees               nominee(s) marked
                                                                                          in space below

For a term of three years: Vernard W. Henley, G. Gilmer Minor, III and Peter S. Redding.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the "FOR ALL EXCEPT" box and write the nominee's(s') name(s) in the space provided below. Your shares will be voted for the remaining nominee(s).)
-----------------------------------------------------------------------------------------------------------------------

2. Ratification of appointment of KPMG LLP as independent auditors.       3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the
                                                                             meeting.

FOR [X]   AGAINST [X]   ABSTAIN [X]

                                                                                                Change of Address and   [X]
                                                                                                or Comments Mark Here

                                                                                 Please sign exactly as your name appears herein.
                                                                                 Attorneys-in-fact, executors, administrators,
                                                                                 trustees and guardians should give full title as
                                                                                 such. If a corporation, please sign in full
                                                                                 corporate name by President or other authorized
                                                                                 officer. If a partnership, please sign in
                                                                                 partnership name by authorized person.
                                                                                 Shareholders who are present at the meeting may
                                                                                 withdraw their proxy and vote in person if they so
                                                                                 desire.

                                                                                 Dated:_______________________________________, 1999

                                                                                 ___________________________________________________
                                                                                                    Signature

                                                                                 ___________________________________________________
                                                                                                    Signature

                                                                                         Votes must be indicated
(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)      (x) in Black or Blue ink. []
